Exhibit 10.18

RIGHT OF FIRST OFFER AGREEMENT

THIS RIGHT OF FIRST OFFER AGREEMENT (this “Agreement”), dated this ____ day of _______________, 2019 (the “Effective Date”), by and between Rosalind Spodek (the “Grantor”) and POSTAL REALTY TRUST, INC. a Maryland corporation (the “Grantee”), recites and provides:

RECITALS

Grantor is the owner of certain real property defined as the “Property,” such property being located in [●] and more particularly identified on Exhibit A.

Grantor has agreed to grant to Grantee a right of first offer (the “Right of First Offer”) to purchase the Property in accordance with the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, Grantor and Grantee hereby agree as follows:

I.	RIGHT OF FIRST OFFER

A.           Notice of Intent to Sell. Grantor agrees that prior to marketing the Property for sale, Grantor shall offer to sell the Property to Grantee at a stated sales price by written notice to Grantee containing the basic terms of such proposed sale (the “Offer Notice”).

B.           Offer to Purchase. Grantee shall have 20 days after receipt of the Offer Notice to give written notice to Grantor of its desire to purchase the Property as outlined in the Offer Notice (the “Offer’). Such Offer will include a purchase and sale agreement executed by Grantee, containing all of the terms and conditions pursuant to which Grantee would agree to purchase the Property (the “Offer Purchase Agreement”). Failure by Grantee to give such Offer on a timely basis shall be deemed a waiver of the Right of First Offer and thereafter the Right of First Offer shall be of no further force or effect.

C.           Acceptance or Rejection of Offer. Within 10 days after the date of receipt of the Offer (the “Response Period”), Grantor shall either accept the Offer by delivering an executed Offer Purchase Agreement to Grantee, or reject the Offer by delivering written notice to Grantee and stating the reasons for such rejection (the “Rejection Notice”). The failure of Grantor to either execute such Offer Purchase Agreement or deliver the Rejection Notice within the Response Period shall be deemed a rejection of the Offer.

(i)          If Grantor accepts the Offer, Grantee will have an additional 30 days to conduct due diligence. During said 30-day diligence period, if Grantee determines, in its sole discretion, that the Property is unsuitable for its needs, Grantee may elect to terminate the Offer Purchase Agreement by delivering written notice to Grantor. Should Grantee elect to terminate the Offer Purchase Agreement its Right of First Offer shall be forfeited, subject to the terms of Subsection D below. If Grantee determines that the Property is suitable for its needs, then the sale transaction shall be consummated in accordance with the terms of the Offer Purchase Agreement. If Grantee defaults in its obligation to close the transaction on the terms contained in the Offer Purchase Agreement, then the Right of First Offer shall be deemed forfeited and of no further force or effect.

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(ii)         If Grantor rejects, or is deemed to have rejected the Offer for failure to respond on a timely basis, then Grantor and Grantee will negotiate in good faith for a period of not more than 15 days after expiration of the Response Period, and attempt to agree upon terms of a sale and purchase mutually acceptable to both Grantor and Grantee. In the event that Grantor and Grantee, after negotiating in good faith, are unable to achieve terms of a sale and purchase and execute a mutually acceptable Offer Purchase Agreement within such 15-day period, Grantee’s Right of First Offer shall be deemed waived and of no further force or effect. If Grantee defaults in its obligation to close such transaction on the agreed-upon terms of a sale and purchase, then the Right of First Offer shall be deemed forfeited and of no further force or effect.

D.           Further Restrictions. If Grantor and Grantee are unable to reach an agreement within the time period set forth in Paragraph C.(ii) above, Grantor shall be free to consummate a sale or transfer to any party for any consideration and upon any terms, so long as the consideration is not less than 90% of the sales price stated in the Offer and all other “Basic Terms” of the sale or transfer are not materially more favorable to such buyer than the terms of the Offer. “Basic Terms” means (i) the terms of any conditions to closing, (ii) closing costs and expenses and (iii) timing of due diligence review and closing. Should Grantor desire to sell the Property to any other party below 90% of the sales price stated in the Offer or on Basic Terms materially more favorable to such buyer than the terms of the Offer, the Right of First Offer contained herein shall be reinstated and Grantor must first offer to sell the Property to Grantee at the reduced price and under the more favorable Basic Terms, all on the same terms and conditions as set forth in this Section I.

E.           Two Year Limitation. If Grantor shall not have conveyed title to the entire Property as contemplated in Paragraph C.(ii) above on or before two years after the expiration of the Response Period, then the Right of First Offer contained herein shall be reinstated, and Grantor shall be required to reoffer to sell the Property to Grantee in accordance with the terms and conditions of this Section I prior to undertaking any further marketing or sale of the Property.

F.           Termination. If Grantor wishes to convey title to a third party free and clear of the restrictions set forth in this Agreement in accordance with Subsection D above, Grantor shall deliver to Grantee a written certificate describing the Basic Terms of its proposed conveyance to such third party and certifying to Grantee that the consideration is not less than 90% of the sales price stated in the Offer and that the Basic Terms are not more favorable to the buyer than the terms of the Offer. Upon receipt of such certificate from Grantor, Grantee will execute and deliver a mutual termination of this Agreement and the Memorandum hereof within ten (10) days after receipt of such mutual termination documentation from Grantor.

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II.          PERMITTED TRANSFERS. Notwithstanding anything in the foregoing to the contrary, Grantee shall not have such Right of First Offer in the event that: (i) Grantor proposes to sell, transfer or convey all or any portion of the Property to an affiliate of Grantor; (ii) Grantor proposes to sell, transfer or convey all or any portion of the Property in connection with a corporate reorganization of Grantor; (iii) Grantor proposes to sell, transfer or convey all or any portion of the Property in connection with the sale, transfer and conveyance of its operating assets or any portion thereof other than a stand-alone sale of the Property; or (iv) Grantor sells, transfers or conveys all or any portion of its assets in a merger or consolidation in which Grantor will not be the surviving entity or in which it undergoes a change of control as a result of such sale of its assets, merger or consolidation.

III.	NOTICES

Notices. Any notice, request or demand required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed sufficiently given if addressed to the parties set forth below or as they may hereafter specify by written notice delivered in accordance herewith, and if (a) personally delivered by messenger, (b) sent prepaid by Federal Express (or a comparable guaranteed overnight delivery service), or (c) deposited in the United States first class mail (certified, postage prepaid), as follows:

If to Grantee:	75 Columbia Avenue
Cedarhurst, NY 11516
Attention: Jeremy Garber

With a copy to:	Goldberg Weprin Finkel Goldstein LLP
1501 Broadway, 22nd Floor
New York, NY 10036
Attention: Andrew Albstein

If to Grantor:	75 Columbia Avenue
Cedarhurst, NY 11516
Attention: Rosalind Spodek

With a copy to:	Shanholt Glassman Klein Kramer & Co.
575 Lexington Avenue, 19th Floor
New York, NY 10022
Attention: Sandy Klein

The address(es) may be changed by any party by giving written notice thereof to the other party in accordance with the requirements of this Section. Such notices shall be deemed to have been given three (3) days after having been deposited in the United States first class mail (certified, postage prepaid); upon receipt when delivered by messenger; or the next day when sent guaranteed overnight delivery by Federal Express or another comparable overnight delivery service.

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IV.	MISCELLANEOUS

A.           Assignment. Grantee may freely assign this Agreement or any rights under this Agreement, or delegate any duties under this Agreement to any person or entity in which Grantee has an equity and/or controlling interest, without Grantor’s consent upon written notice to Grantor of the same (a “Permitted Transfer”). Any assignment of this Agreement or any rights under this Agreement, or any delegation of any duties under this Agreement that does not constitute a Permitted Transfer shall be subject to Grantor’s prior written consent.

B.           Time is of the essence of each and every agreement, covenant and condition of this Agreement.

C.           Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their heirs, successors, and assigns as the case may be.

D.           Prevailing Party. In the event any claim is asserted by or against either of the parties hereto with respect to this Agreement or the subject matter hereof, the party or parties prevailing in any litigation resulting from such claim shall be entitled to receive reasonable attorneys’ fees and expenses incurred by the prevailing party or parties in such litigation from the party or parties that do not prevail.

E.           No Brokers. Grantee represents and warrants to Grantor that Grantee has not incurred any obligation or liability, contingent or otherwise, for brokerage or finder’s fees or agent’s commissions or other like payment in connection with this Agreement and the transactions contemplated hereby for which Grantor, its affiliates or the Property could be bound or liable, and Grantee agrees to hold Grantor harmless against and in respect to any obligation or liability (including, without limitation, reasonable attorneys’ fees) based in any way upon agreements, arrangements or understandings made or claimed to have been made by Grantee with any third person. Grantor represents and warrants to Grantee that Grantor has not incurred any obligation or liability, contingent or otherwise, for brokerage or finder’s fees or agent’s commissions or other like payment in connection with this Agreement and the transactions contemplated hereby for which Grantee, its affiliates or the Property could be bound or liable and Grantor agrees to hold Grantee harmless against and in respect to any obligation or liability (including, without limitation, reasonable attorneys’ fees) based in any way upon agreements, arrangements or understandings made or claimed to have been made by Grantor with any third person.

F.           Recording. At the request of Grantee, Grantor agrees to execute, acknowledge and deliver to Grantee a memorandum of this Agreement (the “Memorandum”). Grantee, at its expense, may submit the Memorandum for recordation to [●].

G.           Entire Agreement. This Agreement constitutes the entire agreement between Grantor and Grantee with respect to the subject matter hereof, and this Agreement may only be amended by an agreement in writing signed by Grantor and Grantee.

H.           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state in which the Property is located without giving effect to the choice of law principles thereof.

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I.           Counterparts. This Agreement may be executed in two or more counterparts, all of which shall constitute but one and the same document. Documents obtained via electronic imaging sent by email or via facsimile machine shall also be considered as originals.

J.           Severability of Terms. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

[SIGNATURE PAGE ATTACHED]

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WITNESS the following duly authorized signatures:

GRANTOR:

Rosalind Spodek

By:
Name:
Title:
Date:

GRANTEE:

Postal Realty Trust, Inc., a Maryland corporation

By:
Name:
Title:
Date:

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Exhibit A

Legal Description

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